Exhibit 99.1
FOR IMMEDIATE RELEASE

Jackson Announces Third Quarter 2022 Results

LANSING, Mich. — November 9, 2022 — Jackson Financial Inc. (NYSE: JXN) (Jackson®) today announced financial results for the three months ended September 30, 2022.

Key Highlights

▪Net income of $1,479 million, or $16.83 per diluted share, including the impact of non-economic hedging results under GAAP accounting
▪Adjusted operating earnings1 of $373 million, or $4.24 per diluted share
▪Total annuity account value of $198 billion decreased 20% from the third quarter of 2021 primarily due to lower equity markets
▪Continued progress in the registered index-linked annuity (RILA) business, with third quarter sales of $562 million, up from $490 million in the second quarter of 2022
▪Returned $88 million to shareholders in the third quarter through $39 million of share repurchases and $49 million in dividends and now anticipate ending 2022 at or above the midpoint of the full-year capital return target of $425-$525 million
▪Increased capital position at the operating company, with an estimated Risk-Based Capital (RBC) ratio at Jackson National Life Insurance Company (JNLIC) up significantly from the second quarter of 2022
▪Cash and highly liquid securities at the holding company of nearly $800 million at the end of the third quarter. This is above Jackson’s minimum liquidity buffer of $250 million.

Laura Prieskorn, President and Chief Executive Officer of Jackson, stated, “Jackson continued its strong momentum in the third quarter, reinforcing our proven ability to successfully navigate market stresses. We generated strong sales in the attractive RILA market, increased our capital position at the operating company, and maintained robust levels of excess cash at the holding company. Our healthy balance sheet enables the ongoing execution of our balanced capital management strategy, including our continued commitment to returning capital to shareholders. We returned $88 million to shareholders during the quarter and now expect to deliver at or above the midpoint of our targeted $425-$525 million capital return range for 2022.”

Consolidated Third Quarter 2022 Results

Jackson reported net income of $1,479 million, or $16.83 per diluted share for the three months ended September 30, 2022, compared to net income of $206 million, or $2.18 per diluted share for the three months ended September 30, 2021. The stronger current quarter net income primarily reflects improved net hedge results, mainly due to a benefit from a larger comparative increase in interest rates in the third quarter of 2022 relative to the prior year period. Additionally, net income in the third quarter reflects $868 million of income from business reinsured to third parties. This benefit was primarily due to a gain on a funds withheld reinsurance treaty and the related net investment income, which do not impact our capital or free cash flow and can be volatile from quarter to quarter.

Adjusted operating earnings for the three months ended September 30, 2022 were $373 million, or $4.24 per diluted share, compared to $487 million, or $5.16 per diluted share for the three months ended September 30,
1 For the reconciliation of non-GAAP measures to the most comparable GAAP measure, please see the explanation of Non-GAAP Financial Measures in the Appendix to this release.

2021. The decrease in adjusted operating earnings was primarily due to lower net investment income and reduced fee income from lower assets under management (AUM), partially offset by lower agent asset-based trail commissions expense and lower deferred acquisition costs (DAC) amortization.

Adjusted operating earnings included the impact of two notable items, which negatively impacted pretax earnings by $76 million in the third quarter of 2022, compared to a pretax benefit of $35 million in the third quarter of 2021. Current period notable pretax items are summarized below.

•A negative impact of $54 million from underperformance of private equity and other limited partnership returns relative to a 10% annualized return assumption. Overperformance of these investments relative to the annual return assumption resulted in a benefit of $98 million in the third quarter of 2021.

•Acceleration of DAC amortization due in part to a -4.5% separate account return for the current quarter, which resulted in a negative impact of $22 million. This same item resulted in a negative impact of $63 million in the third quarter of 2021, when the separate account return was -0.2%. The primary driver of the impacts above is a DAC amortization benefit in the current year period from the release of the historical returns from the mean reversion formula, and a negative impact from this same item in the third quarter of 2021.

Total shareholders’ equity was $9.0 billion or $103.58 per diluted share as of September 30, 2022, down from $10.4 billion or $114.78 per diluted share as of year-end 2021. The decline was primarily due to increased unrealized investment losses, partially offset by positive net income. Adjusted book value2 was $12.4 billion or $142.84 per diluted share as of September 30, 2022, up from $8.9 billion or $98.69 per diluted share as of year-end 2021. The increase was primarily the result of non-operating net hedging gains during the nine months ended September 30, 2022, as well as adjusted operating earnings of $952 million. Jackson’s financial leverage ratio3 of 17.5% as of September 30, 2022, was down from 22.9% as of year-end 2021 and remained below our 20-25% target range.

Segment Results – Pretax Adjusted Operating Earnings2

	Three Months Ended
(in millions)	September 30, 2022	September 30, 2021
Retail Annuities	$364	$527
Institutional Products	20	21
Closed Life and Annuity Blocks	33	68
Corporate and Other	(13)	(45)
Total[4]	$404	$571

Retail Annuities

Retail Annuities reported pretax adjusted operating earnings of $364 million in the third quarter of 2022 compared to $527 million in the third quarter of 2021. The current quarter was negatively impacted by lower fee income due to reduced AUM, lower limited partnership income relative to the prior year period, partially offset by lower DAC amortization and lower operating expenses. The current quarter had a comparative DAC amortization benefit from the release of the historical returns from the mean reversion formula relative to the impact in the third quarter of 2021. This more than offset the unfavorable impact of the higher (accelerated) DAC amortization
2 For the reconciliation of non-GAAP measures to the most comparable GAAP measure, please see the explanation of Non-GAAP Financial Measures in the Appendix to this release.
3 For the discussion and reconciliation of the non-GAAP financial leverage ratio, please see the reconciliation in the Appendix to this release.
4 See reconciliation of Net Income to Total pretax adjusted operating earnings in the Appendix to this release.

expense resulting from a -4.5% separate account return in the current quarter, which was larger than the DAC acceleration impact that was realized in the third quarter of 2021, when the separate account return was approximately -0.2%. In periods where separate account returns are lower than our long-term assumption, amortization is shifted from future years driving acceleration of DAC amortization in the current period.

Total annuity sales of $3.6 billion were down 25% from the third quarter of 2021. Variable annuity sales were down 39% compared to the third quarter of 2021, primarily due to the decline in equity markets and shifting consumer preferences in a rising interest rate environment. This was partially offset by $562 million of sales of RILA products in the third quarter of 2022, which were launched in the fourth quarter of 2021. Despite the lower sales level in the current quarter, annuity net flows excluding the business ceded to Athene were essentially flat. In total, annuity sales without lifetime benefit guarantees represented 41% of total annuity sales, up from 34% in the third quarter of 2021. We continue to generate fee-based sales, with third quarter advisory annuity sales of $178 million, compared to $330 million in the third quarter of 2021.

Institutional Products

Institutional Products reported pretax adjusted operating earnings of $20 million in the third quarter of 2022 compared to $21 million in the third quarter of 2021. Total sales for the third quarter were $314 million. Net flows totaled $(114) million in the third quarter of 2022, and total account value of $8.4 billion was down from $8.8 billion in the third quarter of 2021.

Closed Life and Annuity Blocks

Closed Life and Annuity Blocks reported pretax adjusted operating earnings of $33 million in the third quarter of 2022 compared to $68 million in the third quarter of 2021. The current quarter decline was primarily due to lower levels of limited partnership income compared to the prior year period, partially offset by lower death and other policy benefits.

Corporate and Other

Corporate and Other reported a pretax adjusted operating loss of $(13) million in the third quarter of 2022 compared to $(45) million in the third quarter of 2021. The improved result is primarily due to higher net investment income resulting from higher levels of capital, partially offset by higher interest expense from the issuance of senior notes.

Capitalization and Liquidity

(Unaudited, in billions)	September 30, 2022	June 30, 2022	December 31, 2021
Statutory Total Adjusted Capital (TAC) Jackson National Life Insurance Company	$9.5	$8.7	$6.6

Statutory TAC at JNLIC was $9.5 billion as of the current quarter, up from $8.7 billion as of the second quarter of 2022. TAC increased from the second quarter primarily due to positive net VA guarantee results, base contract cash flows, and tax benefits including deferred tax asset related items.

The higher TAC led to a significant increase in JNLIC’s estimated RBC ratio from the second quarter of 2022. RBC company action level (CAL) required capital was essentially unchanged over this period as the benefit from higher interest rates was broadly offset by the negative impact of lower equity markets.

Cash and highly liquid securities at the holding company totaled nearly $800 million at the end of the quarter. This was above our minimum liquidity buffer of $250 million. The adjusted RBC ratio5, which includes the excess liquidity, was up significantly from the second quarter due to the increased operating company RBC ratio. Despite the volatile market environment, the adjusted RBC ratio was above the targeted range for normal operating conditions.

Earnings Conference Call

Jackson will host a conference call and webcast Thursday, November 10, 2022 at 10 a.m. ET to review the third quarter results. The live webcast is open to the public and can be accessed at https://investors.jackson.com. A replay will be available following the call.

To register for the webcast, click here.

FORWARD-LOOKING STATEMENT

This press release may contain certain statements that constitute “forward-looking statements.” Forward-looking statements generally may be identified by their use of terms including “anticipate,” “estimate,” “believe,” “expect,” “could,” “forecast,” “may,” “intend,” “plan,” “predict,” “project,” “will,” or “would,” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance, are subject to assumptions, and are inherently susceptible to risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Forward-looking statements include statements regarding our intentions, beliefs, assumptions, plans, objectives, goals, targets, strategies, future events or performance, and underlying assumptions concerning, among other things, our expectations with respect to distributing capital to our shareholders; financial position; results of operations; cash flows; financial goals and targets; prospects; growth strategies or expectations; laws and regulations; customer retention; and the impact of prevailing capital markets and economic conditions. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes of our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this release. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and other reports filed with the U.S. Securities and Exchange Commission (the SEC) and also available in the investor relations section of the Company’s website at investors.jackson.com under the heading “SEC Filings” include additional factors that could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements.

Certain financial data included in this release consists of non-GAAP (Generally Accepted Accounting Principles) financial measures. These non-GAAP financial measures may not be comparable to similarly titled measures presented by other entities, nor should they be construed as an alternative to other financial measures determined in accordance with GAAP. Although the Company believes these non-GAAP financial measures provide useful information to users in measuring the financial performance and condition of its business, users are cautioned not to place undue reliance on any non-GAAP financial measures and ratios included in this release. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measure can be found in the “Non-GAAP Financial Measures” Appendix of this release.

Certain financial data included in this release consists of statutory accounting principles (“statutory”) financial measures, including “total adjusted capital.” These statutory financial measures are included in or derived from the Jackson National Life Insurance Company annual and/or quarterly statements filed with the Michigan Department of Insurance and Financial Services and available on the Company’s website at investors.jackson.com/financials/statutory-filings.

There can be no assurance that management’s expectations, beliefs, projections or targets will result or be achieved or accomplished. Any forward-looking statements reflect Jackson’s views and assumptions as of the date of this release and Jackson disclaims any obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

ABOUT JACKSON
Jackson® (NYSE: JXN) is committed to helping clarify the complexity of retirement planning—for financial professionals and
5 The adjusted RBC ratio reflects the capital and capital requirements of Jackson National Life Insurance Company and its subsidiaries, adjusted to include cash and highly liquid securities at Jackson Financial Inc. in excess of our target minimum.

their clients. Through our range of annuity products, financial know-how, history of award-winning service* and streamlined experiences, we strive to reduce the confusion that complicates retirement planning. We take a balanced, long-term approach to responsibly serving all our stakeholders, including customers, shareholders, distribution partners, employees, regulators and community partners. We believe by providing clarity for all today, we can help drive better outcomes for tomorrow. For more information, visit www.jackson.com.

Visit investors.jackson.com to view information regarding Jackson Financial Inc., including a supplement regarding the third quarter 2022 results. We use this website as a primary channel for disclosing key information to our investors, some of which may contain material and previously non-public information.

*SQM (Service Quality Measurement Group) Contact Center Awards Program for 2004 and 2006-2021, for the financial services industry. (To achieve world-class certification, 80% or more of call-center customers surveyed must have rated their experience as very satisfied, the highest rating possible).

Jackson® is the marketing name for Jackson Financial Inc., Jackson National Life Insurance Company® (Home Office: Lansing, Michigan) and Jackson National Life Insurance Company of New York® (Home Office: Purchase, New York).

Investor Relations Contacts:
Liz Werner
elizabeth.werner@jackson.com

Andrew Campbell
andrew.campbell@jackson.com

Media Contact:
Patrick Rich
patrick.rich@jackson.com

APPENDIX

Non-GAAP Financial Measures

In addition to presenting our results of operations and financial condition in accordance with GAAP, we use and report selected non-GAAP financial measures. Management believes the use of these non-GAAP financial measures, together with relevant GAAP financial measures, provides a better understanding of our results of operations, financial condition and the underlying performance drivers of our business. These non-GAAP financial measures should be considered supplementary to our results of operations and financial condition that are presented in accordance with GAAP and should not be viewed as a substitute for the GAAP financial measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies.

Adjusted Operating Earnings

Adjusted Operating Earnings is an after-tax non-GAAP financial measure, which we believe should be used to evaluate our financial performance on a consolidated basis by excluding certain items that may be highly variable from period to period due to accounting treatment under GAAP or that are non-recurring in nature, as well as certain other revenues and expenses that we do not view as driving our underlying performance. Adjusted Operating Earnings should not be used as a substitute for net income as calculated in accordance with GAAP. However, we believe the adjustments to net income are useful for gaining an understanding of our overall results of operations.

For additional detail on the excluded items, please refer to the supplement regarding the third quarter ended September 30, 2022, posted on our website, https://investors.jackson.com.

The following is a reconciliation of Adjusted Operating Earnings to net income (loss) attributable to Jackson Financial Inc. (Jackson), the most comparable GAAP measure.

GAAP Net Income (Loss) to Adjusted Operating Earnings

	Three Months Ended
(in millions)	September 30, 2022	September 30, 2021
Net income (loss) attributable to Jackson Financial Inc.	$1,479	$206
Income tax expense (benefit)	559	(16)
Pretax income (loss) attributable to Jackson Financial Inc.	2,038	190
Non-operating adjustments – (income) loss:
Fees attributed to guaranteed benefit reserves	(771)	(728)
Net movement in freestanding derivatives	253	493
Net reserve and embedded derivative movements	(714)	997
DAC and DSI impact	458	(169)
Assumption changes	—	—
Total guaranteed benefits and hedging results	(774)	593
Net realized investments (gains) losses including change in fair value of funds withheld embedded derivative	(549)	79
Net investment income on funds withheld assets	(313)	(300)
Other items	2	9
Total non-operating adjustments	(1,634)	381
Pretax Adjusted Operating Earnings	404	571
Operating income taxes	31	84
Adjusted Operating Earnings	$373	$487

Weighted Average diluted shares outstanding[6]	87,895,919	94,464,343
Net income (loss) per diluted share	$16.83	$2.18
Adjusted Operating Earnings per diluted share	$4.24	$5.16

Adjusted Book Value

Adjusted Book Value excludes accumulated other comprehensive income (AOCI) attributable to Jackson. We exclude AOCI attributable to Jackson from Adjusted Book Value because our invested assets are generally invested to closely match the duration of our liabilities, which are longer duration in nature, and therefore we believe period-to-period fair market value fluctuations in AOCI to be inconsistent with this objective. We believe excluding AOCI attributable to Jackson is more useful to investors in analyzing trends in our business. AOCI attributable to Jackson does not include AOCI arising from investments held within the funds withheld account related to the Athene Reinsurance Transaction. Changes in AOCI within the funds withheld account related to the Athene Reinsurance Transaction offset the related non-operating earnings from the Athene Reinsurance Transaction resulting in a minimal net impact on Adjusted Book Value of Jackson.

6 The calculation of basic and diluted earnings per share and weighted average shares of common stock outstanding reflects a 104,960.3836276-for-1 stock split effected on September 9, 2021. All share and earnings per share information presented herein have been retroactively adjusted to reflect the stock split.

Financial Leverage Ratio

We use Financial Leverage Ratio to manage our financial flexibility and ensure we maintain our financial strength ratings. Total financial leverage is the ratio of total debt to Total Adjusted Capitalization (combined total debt and Adjusted Book Value).

Adjusted Book Value & Debt Financial Leverage Ratio

(in millions)	September 30, 2022	December 31, 2021
Total shareholders’ equity	$8,974	$10,394
Adjustments to total shareholders’ equity:
Exclude Accumulated Other Comprehensive Income attributable to Jackson Financial Inc.	3,402	(1,457)
Adjusted Book Value (a)	$12,376	$8,937

Debt (b)	$2,634	$2,649

Financial Leverage Ratio (b/[a+b])	17.5%	22.9%

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2022	2021
(in millions, except per share data)
Assets
Investments:
Debt Securities, available-for-sale, net of allowance for credit losses of $31 and $9 at September 30, 2022 and December 31, 2021, respectively (amortized cost: 2022 $48,868; 2021 $49,378)	$41,681	$51,547
Debt Securities, at fair value under fair value option	2,124	1,711
Debt Securities, trading, at fair value	102	117
Equity securities, at fair value	234	279
Mortgage loans, net of allowance for credit losses of $79 and $94 at September 30, 2022 and December 31, 2021, respectively	11,223	11,482
Mortgage loans, at fair value under fair value option	508	—
Policy loans (including $3,487 and $3,467 at fair value under the fair value option at September 30, 2022 and December 31, 2021, respectively)	4,446	4,475
Freestanding derivative instruments	1,950	1,417
Other invested assets	3,622	3,199
Total investments	65,890	74,227
Cash and cash equivalents	5,331	2,623
Accrued investment income	509	503
Deferred acquisition costs	12,797	14,249
Reinsurance recoverable, net of allowance for credit losses of $10 and $12 at September 30, 2022 and December 31, 2021, respectively	30,796	33,126
Deferred income taxes, net	759	954
Other assets	1,846	928
Separate account assets	185,042	248,949
Total assets	$302,970	$375,559

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2022	2021
(in millions, except per share data)
Liabilities and Equity
Liabilities
Reserves for future policy benefits and claims payable	$16,130	$18,667
Other contract holder funds	58,174	58,726
Funds withheld payable under reinsurance treaties (including $3,646 and $3,639 at fair value under the fair value option at September 30, 2022 and December 31, 2021, respectively)	23,900	29,007
Long-term debt	2,634	2,649
Repurchase agreements and securities lending payable	27	1,589
Collateral payable for derivative instruments	1,038	913
Freestanding derivative instruments	2,225	41
Notes issued by consolidated variable interest entities, at fair value under fair value option	1,745	1,404
Other liabilities	2,352	2,540
Separate account liabilities	185,042	248,949
Total liabilities	293,267	364,485

Equity
Common stock, (i) Class A Common Stock 900,000,000 shares authorized, $0.01 par value per share and 83,666,942 and 88,046,833 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively and (ii) No authorized Class B Common Stock at September 30, 2022 and 100,000,000 shares authorized, $0.01 par value per share and 638,861 shares issued and outstanding at December 31, 2021	1	1
Additional paid-in capital	6,036	6,051
Treasury stock, at cost; 10,807,076 and 5,778,649 shares at September 30, 2022 and December 31, 2021, respectively	(410)	(211)
Accumulated other comprehensive income (loss), net of tax expense (benefit) of $(1,235) and $194 at September 30, 2022 and December 31, 2021, respectively	(5,718)	1,744
Retained earnings	9,065	2,809
Total shareholders' equity	8,974	10,394
Noncontrolling interests	729	680
Total equity	9,703	11,074
Total liabilities and equity	$302,970	$375,559

Condensed Consolidated Income Statements

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2022	2021	2022	2021
Revenues
Fee income	$1,908	$2,063	$5,854	$5,963
Premiums	36	37	105	115
Net investment income	640	837	2,022	2,568
Net gains (losses) on derivatives and investments	1,419	(1,379)	6,891	(1,194)
Other income	19	17	60	70
Total revenues	4,022	1,575	14,932	7,522

Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	586	405	2,090	933
Interest credited on other contract holder funds, net of deferrals and amortization	224	209	628	630
Interest expense	29	6	73	19
Operating costs and other expenses, net of deferrals	592	699	1,801	2,090
Amortization of deferred acquisition costs	564	4	2,276	551
Total benefits and expenses	1,995	1,323	6,868	4,223
Pretax income (loss)	2,027	252	8,064	3,299
Income tax expense (benefit)	559	(16)	1,606	515
Net income (loss)	1,468	268	6,458	2,784
Less: Net income (loss) attributable to noncontrolling interests	(11)	62	51	186
Net income (loss) attributable to Jackson Financial Inc.	$1,479	$206	$6,407	$2,598

Earnings per share
Basic	$17.38	$2.18	$74.39	$27.50
Diluted	$16.83	$2.18	$71.73	$27.50